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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                  AND RIGHTS OF SERIES D CUMULATIVE CONVERTIBLE

                        PREFERRED STOCK OF DANSKIN, INC.

         DANSKIN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

         A. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of SECTION 151 of the Delaware General Corporation Law, the Board of Directors, pursuant to a meeting held September 18, 1997, adopted the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series D Cumulative Convertible Preferred Stock.

                  WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as common stock, $.01 par value per share (the "Common Stock"), and preferred stock, $.01 par value per share ("Preferred Stock"); and

                  WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate a Series D Cumulative Convertible Preferred Stock and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to the Series D Cumulative Convertible Preferred Stock as follows:

         1. Designation. The shares of such series of Preferred Stock shall be designated "Series D Cumulative Convertible Preferred Stock" (referred to herein as the "Series D Stock").

         2. Authorized Number. The number of shares constituting the Series D Stock shall be 2,400.

         3. Ranking. The Corporation's Series D Stock shall rank, as to dividends and upon Liquidation (as defined in Section 5(a) hereof), senior and prior to the Corporation's Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved




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by the affirmative vote or consent of the holders of shares of Series D Stock pursuant to Section 10(d) hereof.

         4.       Dividends.

                  (a) Dividend Accrual and Payment. From and after the issuance of the Series D Stock (the "Original Issue Date"), dividends shall accrue on the shares of Series D Stock at the rate of 8% (i.e., $400) per share per annum. The holders of shares of Series D Stock shall be entitled to receive such dividends when and as declared by the Board of Directors of the Corporation, in cash, out of assets legally available for such purpose, semi-annually in arrears on the last day of March and September in each year following the Original Issue Date; provided, however, that dividends on the Series D Stock shall accrue but are not required to be paid during the period ending December 31, 1999. Dividends on the Series D Stock shall be cumulative so that if, for any dividend accrual period, cash dividends at the rate hereinabove specified are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate with interest at the then applicable dividend rate per annum and shall be added to the dividends payable for subsequent dividend accrual periods and upon any redemption or conversion of shares of Series D Stock, subject to the dividend forgiveness provisions set forth in paragraph (b) below. If the shares of Series D Stock are issued on a date which does not coincide with a dividend payment date, then the initial dividend accrual period applicable to such shares shall be the period from the Original Issue Date through whichever of March 31 or September 30 next occurs after the Original Issue Date. If the date fixed for payment of a final liquidating distribution on any shares of Series D Stock, or the date on which any shares of Series D Stock are redeemed or converted into Common Stock does not coincide with a dividend payment date, then subject to the provisions hereof relating to such payment, redemption or conversion, the final dividend accrual period applicable to such shares shall be the period from whichever of April 1 or October 1 most recently precedes the date of such payment, conversion or redemption through the effective date of such payment, conversion or redemption. The rate at which dividends are paid shall be adjusted for any combinations or divisions or similar recapitalizations affecting the shares of Series D Stock. Without the written consent of the holders of at least 662/3% of the then outstanding Series D Stock, the Corporation shall not declare or pay any cash dividend on, or redeem or repurchase or make any other cash distribution in respect of any other equity securities of the Corporation unless at the time of such declaration, payment or distribution all dividends on the Series D Stock accrued for all past dividend accrual periods shall have been paid and the full dividends thereon for the current dividend period shall be paid or declared and set aside for payment.

                  (b) Dividend Forgiveness. Notwithstanding the foregoing, in the event that the Corporation achieves the Financial Targets (as defined below) for any of the 1999, 2000, 2001 or 2002 fiscal years, then all dividends accrued but unpaid in respect of such fiscal year (or in the case of the fiscal year ending 1999, all preceding fiscal years), together with any interest thereon, shall be forgiven and the Corporation shall have no further obligations with


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         respect thereto. For the avoidance of doubt, if the Financial Targets are not achieved in any year, then dividends accrued for all preceding fiscal years shall be due and payable notwithstanding that the Financial Targets may have been met for a succeeding fiscal year. "Financial Targets" means, with respect to each of the 1999, 2000, 2001 and 2002 fiscal years of the Corporation, the Annual Gross Profit Target (the "Gross Profit Target") of the Danskin division of the Corporation ("Danskin Division") and the Annual Earnings before Interest and Taxes Target (the "EBIT Target") for the Corporation for such fiscal year as set forth in the charts below. The achievement by the Danskin Division of the Gross Profit Target and the Corporation's achievement of the EBIT Target shall be measured by reference to the corresponding line items on the certified financial statements of the Corporation (or of the Danskin Division if it has separate certified financial statements) for the relevant fiscal year.

         Annual Gross Profit Target of the Danskin Division:

                                                            Target
            Fiscal Year                           (in millions of dollars)

            1999............................................44.3
            2000............................................51.7
            2001............................................56.8
            2002............................................62.0

         Annual Earnings before
         Interest and Taxes Target of the Corporation:

                                                            Target
            Fiscal Year                           (in millions of dollars)

            1999.............................................5.7
            2000............................................10.2
            2001............................................15.0
            2002............................................19.0

         5.       Liquidation.

                  (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series D Stock shall be entitled, before any distribution or payment is made upon any Common Stock or any other class or series of stock ranking junior to the Series D Stock as to distribution of assets upon liquidation, to be paid an amount equal to the greater of (i) $5,000 per share (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series D Stock) (the "Series D Issue Price") plus all accrued and unpaid dividends to such

                                       -3-

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         date and (ii) the percentage of the assets of the Corporation equal to the percentage which the Common Stock of the Corporation issuable upon conversion of the Series D Stock represents of all of the outstanding Common Stock (and the Common Stock issuable on conversion of the Series D Stock) of the Corporation at the time of the making of the Liquidation Payments plus all accrued and unpaid dividends to such date (the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Stock shall be insufficient to permit payment in full to the holders of Series D Stock of the Liquidation Payments, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled.

                  (b) Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, after the holders of Series D Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Common Stock and any other class or series of stock ranking junior to the Series D Stock as to distribution of assets upon liquidation.

                  (c) Notice of Liquidation. Written notice of a liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of Series D Stock at his post office address as shown by the records of the Corporation.

         6.       Conversion.

                  The holders of the Series D Stock shall have the following conversion rights:

                  (a) Mandatory Conversion. Subject to the Corporation having received the Stockholder Related Approvals (as defined below), upon the Corporation's delivery to the holders of the Series D Stock of annual financial statements of the Corporation prepared by the Corporation's independent certified public accountants in accordance with GAAP evidencing the achievement of the Financial Targets by the Corporation and the Danskin Division for the immediately prior fiscal year, any Series D Stock remaining outstanding shall be automatically converted into fully-paid and nonassessable shares of Common Stock at the "conversion rate" (as defined in paragraph (c) below) then in effect without further notice and without action on the part of the holder.

                  (b) Optional Conversion. Subject to the limitations set forth below and to subsection (a) above, each share of Series D Stock shall be convertible at any time (subject to there being sufficient available authorized shares of Common Stock into which to convert), at the option of the holder of record thereof, into fully paid and nonassessable shares of Common Stock at the "conversion rate" (as defined in paragraph (c) below) then

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         in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series D Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

                  (c) Basis For Conversion; Converted Shares. The basis for any conversion under this Section 6 shall be the "conversion rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series D Stock surrendered for conversion under this Section 6. Initially, the conversion rate shall be 16,666.66:1, i.e., 16,666.66 shares of Common Stock for each share of Series D Stock being converted. Such conversion rate shall be subject to adjustment as provided in Section 8 below. As used herein, the term "conversion price" shall be an amount computed by dividing the Series D Issue Price by the conversion rate then in effect. Initially, the conversion price shall be $.30 per share of Common Stock. If a holder of Series D Stock shall surrender more than one share of Series D Stock for conversion at any one time, the number of such shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Stock so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series D Stock, the Corporation shall pay in lieu of such fractional share an amount in cash equal to the conversion price of such fractional share (computed to the nearest one hundredth of a share) in effect at the close of business on the date of conversion. Any shares of Series D Stock which have been converted shall be cancelled and all dividends on converted shares shall cease to accrue and the certificates representing shares of Series D Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series D Stock are convertible, plus (ii) cash payable for any fractional share, plus (iii) subject to the dividend forgiveness provisions set forth in Section 4(b) hereof, all accrued but unpaid dividends relating to such shares, together with interest thereon, payable in cash, through the immediately preceding dividend payment date. At its option, the holder of the Series D Stock may elect to receive dividend payments in additional shares of Common Stock at the conversion rate. Upon the conversion of shares of Series D Stock as provided in this Section 6, the Corporation shall promptly pay all then accrued but unpaid dividends to the holder of the Series D Stock being converted. The Board of Directors of the Corporation shall at all times so long as any shares of Series D Stock remain outstanding (and after the Stockholder Related Approvals have been obtained) reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid. The Corporation shall use its best efforts to promptly obtain the "Stockholder Related Approvals." "Stockholder Related Approvals" means all consents and approvals of the holders of the Corporation's capital stock and clearances of any information statement or proxy by the Securities and Exchange Commission which may be necessary to amend the Corporation's Certificate of Incorporation in order to (i) eliminate the provisions of the

                                       -5-

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         Certificate of Incorporation providing for a classified Board of
         Directors and (ii) increase the Corporation's authorized Common Stock by an amount sufficient to permit the Corporation to issue the number of duly authorized, fully-paid and nonassessable shares of Common Stock which would be required upon the conversion of all of the authorized shares of Series D Stock in accordance with this certificate or otherwise approve the acquisition of such shares of Common Stock and any substantially contemporaneous offering of shares of the Corporation's Common Stock.

                  (d) Mechanics of Conversion. In the case of an optional conversion, before any holder of Series D Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Series D Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate of certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series D Stock in any case in which fewer than all of the shares of Series D Stock represented by a certificate are converted.

                  (e) Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series D Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

                  (f) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

         7. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series D Stock, the conversion price and the conversion rate shall be subject to adjustment from time to time in accordance with the following provisions:


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                  (a)      Certain Definitions. For purposes of this
                  Certificate:

                           (i) The term "Additional Shares of Common Stock"
                  shall mean all shares of Common Stock issued, or deemed to be issued by the Corporation pursuant to paragraph (g) of this
                  Section 7, after the Original Issue Date except:

                                    (A) shares of Common Stock issuable upon
                           conversion of, or distributions with respect to, the Series D Stock now or hereafter issued by the Corporation;

                                    (B) up to 790,000 shares of Common Stock
                           issuable upon the exercise of options issued to officers, directors and employees of the Corporation under stock option plans maintained from time to time by the Corporation and approved by the Board of Directors (the "Employee Options");

                                    (C) up to 3,291,797 shares of Common Stock
                           issuable upon the exercise of options issued to Mary

                           Ann Domuracki, Beverly Eichel and Nina McLemore (collectively, the "Management Options") in connection with the closing of that certain Securities Purchase Agreement dated as of September 22, 1997 between the Corporation and Danskin Investors, LLC (the "Purchase Agreement");

                                    (D) shares of Common Stock issuable upon
                           exercise of that certain Warrant issued on the Original Issue Date pursuant to the Purchase Agreement (the "Warrant") and the Warrant issued to Donald Schupak pursuant to the terms of the Purchase Agreement (the "Schupak Warrant"); and

                                    (E) up to 10,000,000 shares of Common Stock
                           issuable pursuant to the Rights Offering contemplated by the terms of the Purchase Agreement.

                           (ii) The term "Common Stock" shall mean (i) the
                  Common Stock, $.01 par value, and (ii) the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

                           (iii) The term "Convertible Securities" shall mean
                  any evidence of indebtedness, shares (other than the Promissory Note issued pursuant to the

                  Purchase Agreement, Series C Stock, Series D Stock, the Schupak Warrant and the Warrant) or other securities convertible into or exchangeable for Common Stock.

                           (iv) The term "Options" shall mean rights, options or
                  warrants (other than the Employee Options and the Management Options) to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                           (v) The term "Original Issue Date" shall mean the
                  date of the initial issuance of the Series D Stock.

                  (b) Reorganization, Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in subsection (c) or (d) below, each share of Series D Stock shall, after such reorganization, share exchange or reclassification (a "Reclassification Event"), be convertible at the option of the holder into the kind and number of shares of stock or other securities or other property of the

         Corporation which the holder of Series D Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of his Series D Stock immediately prior to such reorganization, share exchange, or reclassification.

                  (c) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party each share of Series D Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series D Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series D Stock immediately prior to such consolidation or merger.

                  (d) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided, the conversion price shall be proportionately reduced as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier. In case outstanding shares of Common Stock shall be combined, the conversion price shall be proportionately increased as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.

                  (e) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock (or such dividend is declared), then the conversion price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the earliest of the date of such declaration, payment or other distribution), to that price determined by multiplying the conversion price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the declaration or payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the declaration or payment of such dividend or other distribution. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.


                  (f) Issuance of Additional Shares of Common Stock. If the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph (g) below) after the Original Issue Date (other than as provided in the foregoing subsections (b) through (e)), for no consideration or for a consideration per share less than the conversion price in effect on the date of and immediately prior to such issue, then in such event, the conversion price shall be reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:

                           (A) an amount equal to (x) the total number of shares
                  of Common Stock outstanding immediately prior to such issuance or sale multiplied by the conversion price in effect immediately prior to such issuance or sale, plus (y) the aggregate consideration received or deemed to be received by the Corporation upon such issuance or sale, by

                           (B) the total number of shares of Common Stock
                  outstanding immediately after such issuance or sale.

                  For purposes of the formulas expressed in paragraph 7(e) and 7(f), all shares of Common Stock issuable upon the exercise of outstanding Options or issuable upon the conversion of the Series D Stock or outstanding Convertible Securities (including Convertible Securities issued upon the exercise of outstanding Options), shall be deemed outstanding shares of Common Stock both immediately before and after such issuance or sale.

                  (g) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (i) no further adjustments in the conversion price
                  shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such

                  Options or the issue of Common Stock upon the conversion or exchange of such Convertible Securities;

                           (ii) if such Options or Convertible Securities by
                  their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the conversion price computed upon the original issuance of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, upon any such increase or decrease becoming effective, shall be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the conversion price shall affect Common Stock previously issued upon conversion of the Series D Stock);

                           (iii) upon the expiration of any such Options or any
                  rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the conversion price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    (A) in the case of Options or Convertible
                           Securities, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation (x) for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon exercise of the Options or (y) for the issue of all such Convertible Securities which were actually converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange of the Convertible Securities; and

                                    (B) in the case of Options for Convertible
                           Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                           (iv) No readjustment pursuant to clause (ii) or (iii)
                  above shall have the effect of increasing the conversion price to an amount which exceeds the lower of (x) the conversion price on the original adjustment date or (y) the conversion price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                           (v) In the case of any Options which expire by their
                  terms not more than 30 days after the date of issue thereof, no adjustment of the conversion price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
                  (iii) above.

                  (h)      Determination of Consideration. For purposes of this
         Section 7, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (i)      Cash and Property. Such consideration shall:

                                    (A) insofar as it consists of cash, be the
                           aggregate amount of cash received by the Corporation; and

                                    (B) insofar as it consists of property other
                           than cash, be computed at the fair value thereof at the time of the issue, as determined by the vote of a majority of the Corporation's Board of Directors or if the Board of Directors cannot reach such agreement, by a qualified independent public accounting firm, other than the accounting firm then engaged as the Corporation's independent auditors.

                           (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (g) above, relating to Options and Convertible Securities shall be determined by dividing:

                                    (A) the total amount, if any, received or
                           receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    (B) the maximum number of shares of Common
                           Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                  (i) Adjustment of Conversion Rate. Upon each adjustment of the conversion price under the provisions of this Section 7, the conversion rate shall be adjusted to an amount determined by dividing
         (x) the conversion price in effect immediately prior to the event causing such adjustment by (y) such adjusted conversion price.

                  (j) Other Provisions Applicable to Adjustment Under this Section. The following provisions will be applicable to the adjustments in conversion price and conversion rate as provided in this Section 7:

                           (i) Treasury Shares. The number of shares of Common
                  Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation.

                           (ii) Other Action Affecting Common Stock. In case the
                  Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 7(b) to 7(g) hereof, inclusive, which would have an inequitable effect on the holders of Series D Stock, the conversion price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

                           (iii) Minimum Adjustment. No adjustment of the
                  conversion price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the conversion price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                           (iv) Certain Adjustments. The conversion price shall
                  not be adjusted upward except in the event of a combination of the outstanding shares of Common

                  Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the conversion price pursuant to Section 7(g)(ii) or (iii).

                  (k) Notices of Adjustments. Whenever the conversion rate and conversion price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted conversion rate and conversion price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted conversion rate and conversion price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the recordholders of the Series D Stock.

         8.       Redemption.

                  (a) Redemption by the Corporation. The Corporation shall have no rights to redeem the Series D Stock or to cause the sale by the holders of such Series D Stock.

                  (b) Redemption on Maturity. Upon the seventh (7th) anniversary of the Original Issue Date, any Series D Stock then outstanding shall be redeemed by the Corporation at the Redemption Price per share defined in paragraph (c) below, payable in cash on the date of redemption (such date being referred to herein as the "Redemption Date") without further notice and without action on the part of the holder.

                  (c) Redemption Price. The Redemption Price per share of Series

         D Stock shall equal the sum of (x) 100% of the Series D Issue Price plus (y) all accrued and unpaid dividends on such share of Series D Stock to the Redemption Date.

                  (d) Redemption Procedure. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all outstanding shares of Series D Stock to be redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the holders of the shares of Series D Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series D Stock to be redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series D Stock as holders of Series D Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series D Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series D Stock are insufficient to redeem the total number of shares of Series D Stock to be redeemed on such date, the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series D Stock ratably among the holders of such shares to be redeemed based upon their holdings of Series D Stock. Payments shall first be applied against accrued and unpaid dividends and thereafter against the remainder of the Redemption Price. The shares of Series D Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Stock such funds will immediately be used to redeem the balance of the shares of Series D Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation unless the Redemption Price of all shares elected to be redeemed shall have been paid in full. Until the Redemption Price for a share of Series D Stock elected to be redeemed shall have been paid in full, such share of Series D Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that dividends and interest thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in paragraph (c) above.

         9. Notices of Record Dates and Effective Dates. In case: (a) the

Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; or (b) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; or (c) of any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be mailed to the recordholders of the Series D Stock at least 20 days prior to the applicable record date or effective date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or
(ii) the date on which such reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective or be consummated, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.

         10.      Voting Rights.

                  (a) General. In addition to the rights otherwise provided for herein or by law, holders of the Series D Stock shall be entitled to vote, together with the holders of the Common Stock and any other class or series of stock then entitled to vote, as one class on all matters submitted to a vote of stockholders of the Corporation, in the same manner and with the same effect as the holders of the Common Stock. In any such vote, and in any vote or action of the holders of the Series D Stock voting together as a separate class, each share of issued and outstanding Series D Stock shall entitle the holder thereof to one vote per share for each share of Common Stock (including fractional shares) which would be obtained upon conversion of all of the outstanding shares of the Series D Stock held by such holder, rounded up to the nearest one-tenth of a share.

                  (b)      Election of Board of Directors.

                           (i) In addition to the rights specified in Section
                  10(a), and for so long as the outstanding shares of Series D Stock which have not been converted, redeemed or exchanged in accordance with the terms hereof shall constitute fifty percent (50%) or more of the shares of Series D Stock issued on the Original Issue Date, the holders of a majority in voting power of the Series D Stock, voting together as a separate class or in such other manner as the holders of the Series D Stock shall agree among themselves shall have the exclusive right to elect to the Board of Directors of the Corporation that number of directors which shall be equal to a majority of the total number of directors constituting the whole Board of Directors at any given time (the "Preferred Directors"). In any election of Preferred Directors pursuant to this Section 10(b), each share of issued and outstanding Series D Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share is then convertible, rounded up to the nearest one-tenth of a share. The voting rights of the holders of Series D Stock contained in this Section 10(b) may be exercised at a special meeting of the holders of Series D Stock called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of the holders of Series D Stock in lieu of a meeting. The Preferred Directors elected pursuant to this
                  Section 10(b) shall serve from the date of their election and qualification until their successors have been duly elected and qualified.

                           (ii) A vacancy in the directorships to be elected
                  pursuant to Section 10(b)(i) (including any vacancy created on account of an increase in the number of directors on the Board of Directors) may be filled only by vote of the holders of Series D Stock at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of a meeting in accordance with Section 10(b)(i).

                           (iii) No director elected by the holders of Series D
                  Stock as a class, or elected by other directors to fill a vacancy resulting from the death, resignation or removal of a director elected by such class vote, may be removed from office by the vote or written consent of stockholders unless such vote or written consent includes that of the holders of a majority of the outstanding shares of Series D Stock.

                  (c) Protective Provisions. In addition to any other vote or consent of stockholders provided by law or by the Corporation's Certificate of Incorporation, the Corporation shall not, without the approval by vote or written consent of the holders of not less than 662/3% of the then outstanding shares of Series D Stock:

                           (i) amend, waive or repeal any provisions of, or add
                  any provision to, (i) this Certificate of Designation or (ii)

                  any provision of the Corporation's Certificate of Incorporation or any other certificate of designation filed with the Secretary of State of Delaware by the Corporation with respect to its preferred stock;

                           (ii) amend, waive or repeal any provisions of, or add
                  any provision to, the Corporation's By-Laws;

                           (iii) enter into any agreement, indenture or other
                  instrument which contains any provisions restricting the Corporation's obligation to pay dividends on, make liquidation payments in respect of, or make redemptions of the Series D Stock in accordance herewith; or

                           (iv) dissolve the Corporation.

                  (d) Amendment of Series D Stock. Notwithstanding anything else contained herein, the affirmative vote or written consent of the holders of 75% of the outstanding shares of Series D Stock shall be necessary to amend, alter or repeal any of the provisions of the Certificate of Designation creating this Series D Stock which would alter or change (i) the dividend rate, (ii) redemption provisions,
         (iii) anti-dilution provisions, (iv) the place or currency of payments hereunder, (v) the right to institute suit for the enforcement of any payment hereunder, (vi) the conversion provisions,(vii) the voting rights, or (viii) provisions of this Section 10, so as to affect any of the foregoing adversely.

         11. Shares to be Retired. All shares of the Series D Stock redeemed, converted, exchanged or purchased by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series and may thereafter be reissued.

                                      *****

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate this 22nd day of September, 1997.

                                               DANSKIN, INC.

                                               By: ____________________________
                                                   Name:
                                                   Title: